Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION CHIEF EXECUTIVE OFFICER AND PRESIDENT JIM DEARLOVE

ANNOUNCES RETIREMENT; BOARD ELECTS BAIRD WHITEHEAD TO BE SUCCESSOR

RADNOR, PA (BusinessWire) February 17, 2011 – Mr. A. James Dearlove, 63, Chief Executive Officer and President of Penn Virginia Corporation (NYSE: PVA), has announced his intention to retire following the annual meeting of shareholders on May 4, 2011 after more than 33 years of service, including nearly 15 years in his current position.

Mr. Dearlove resigned his position as President, but remains a Director and the Chief Executive Officer. The Board of Directors elected H. Baird Whitehead, 60, who currently serves as Chief Operating Officer, as President and a Director, effective immediately. In May, it is anticipated the Board of Directors will elect Mr. Whitehead as Chief Executive Officer to succeed Mr. Dearlove.

Mr. Whitehead has served as Executive Vice President and Chief Operating Officer since February 2009 and previously served as Executive Vice President since January 2001. He also has been President of Penn Virginia Oil & Gas Corporation (PVOG), PVA’s oil and gas exploration and production (E&P) subsidiary, since January 2001.

From 1980 to 2001, Mr. Whitehead served in various management and engineering positions with Cabot Oil & Gas Corporation (NYSE: COG), including Senior Vice President overseeing Cabot’s drilling, production and exploration activity in the Appalachian, Rocky Mountain, Mid-Continent and Texas and Louisiana Gulf Coast areas. From 1972 to 1980, Mr. Whitehead held various engineering and supervisory positions with Texaco and Columbia Gas Transmission. He holds a B.S. degree in petroleum engineering from the University of Pittsburgh.

Robert Garrett, Chairman of PVA, expressed the Board’s satisfaction with the seamless transfer of the CEO’s mantle. “Jim Dearlove has been a brilliant and effective leader of our Company for the last 15 years. In view of his decision to retire, the Board considered various alternatives but quickly settled on Baird Whitehead as his successor. We believe that Baird, with his deep knowledge of the E&P business and of our Company, along with his clear leadership skills, is the right person to lead PVA into its next growth phase.”

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Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including Oklahoma, Texas, the Appalachian Basin and Mississippi.

For more information, please visit our website at www.pennvirginia.com.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com